Exhibit (h)(1)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

ADMINISTRATION, BOOKKEEPING AND PRICING

SERVICES AGREEMENT

THIS AMENDMENT is made as of January 28, 2011 by and between ALPS Fund Services, Inc. (“ALPS”) and Transparent Value Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into an Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”) dated April 1, 2010;

WHEREAS, the Board of Trustees of the Trust approved on November 11, 2010, four (4) new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect revised Appendix A – List of Funds and Appendix C - Compensation.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix A – List of Funds. Appendix A – List of Funds of the Agreement is replaced in its entirety with the attached Appendix A – List of Funds.

2.	Appendix C – Compensation. Appendix C – Compensation of the Agreement is replaced in its entirety with the attached Appendix C – Compensation.

3.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		TRANSPARENT VALUE TUST

By:	/s/ Jeremy O. May	By:	/s/ Armen Arus
Name:	Jeremy O. May	Name:	Armen Arus
Title:	President	Title:	President

APPENDIX A

LIST OF FUNDS

As Amended January 28, 2011

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Core Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund

Transparent Value Dow Jones RBP U.S. Dividend Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Growth Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Value Index Fund

APPENDIX C

COMPENSATION

The greater of the following annual minimum fees or basis point fee schedule:

Services	Fees
With CCO Services	$560,000

OR

Annual Net Assets	Basis Points
Between $0 - $1B	5.0
$1B-$3B	4.0
Above $3B	3.0

OUT-OF-POCKET EXPENSES: All out-of-pocket expenses are passed through to the Fund at cost, including but not limited to: third-party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky fees, control review reports, and travel expenses to Board meetings.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

OTHER: This fee schedule is based on the assumption that ALPS will provide the services described in Appendix B for the seven (7) Funds set forth on Appendix A.